Exhibit 99.1
For Immediate Release

Contacts:
Analysts: Patricia Cosgel, Patricia.Cosgel@Avangrid.com, 203-499-2624
Media: Zsoka McDonald, Zsoka.McDonald@Avangrid.com, 203-997-6892

AVANGRID Reports Strong First Quarter 2021 Financial Results

•Strong financial and operating results as Company remains focused on execution
•Raises 2021 EPS & Adjusted EPS Outlook from $2.15-$2.35 to $2.25-$2.45 per share
•On track with Networks Road to Authorized ROE program
•PNM Resources merger expected to close in 2H '21
•Solid operating performance of Renewables fleet, including through Texas weather event
•Received Final Environmental Impact Statement (FEIS) for Vineyard Wind 1 800 MW offshore wind project; on track to break ground in 2H '21
•Commenced construction on the New England Clean Energy Connect (NECEC) project

Orange, CT – May 3, 2021 - Today AVANGRID, Inc. (NYSE: AGR), a leading sustainable energy company, reported consolidated U.S. GAAP net income of $334 million, or $1.08 per share, for the first quarter ended March 31, 2021, compared to $240 million, or $0.78 per share for the first quarter in 2020. On a non-U.S. GAAP adjusted basis, consolidated net income for the first quarter was $354 million, or $1.14 per share, compared to $236 million, or $0.76 per share for the first quarter 2020.

"We are off to a strong start to the year and remain focused on execution," said Dennis V. Arriola, chief executive officer of AVANGRID. "I am pleased that our first quarter results continued the positive momentum that we started last year. We appreciate the continued commitment of our employees to serving our customers safely and reliably in this challenging environment."

“Growth in Networks was driven by the implementation of rate plans in New York and Maine, and by operational improvements as we implement measures to progress on our road to earning our authorized returns on equity at each of our regulated utilities," added Arriola. "In Renewables, solid operational performance and improving fleet availability contributed to a robust first quarter. We also made good progress on our major projects, Vineyard Wind and the NECEC, and our proposed merger with PNM Resources is on track to close in the second half of the year."

Networks
Earnings for the first quarter 2021 compared to the first quarter 2020 benefited from approved rate plans mainly in New York and finance income primarily related to increased capitalized interest, which were partially offset by increased depreciation expense for assets placed in service.

Renewables
Earnings for the first quarter 2021 compared to the first quarter 2020 benefited primarily due to favorable pricing, mainly related to the Texas weather event, and thermal and trading revenues, which were partially offset by lower production on existing assets due to a strong first quarter 2020 wind resource.

Corporate
Earnings for the first quarter 2021 compared to the first quarter 2020 improved due to a favorable consolidating tax rate adjustment, which was partially offset by increased interest expense from the issuance of a Green Bond in May 2020. Corporate primarily reflects net interest expenses, taxes period over period and other non-regulated entities as well as intersegment eliminations.

Outlook
Given its strong first quarter performance and its outlook for the remainder of the year, AVANGRID is increasing its 2021 U.S. GAAP and non-U.S. GAAP adjusted earnings outlook by $0.10 per share to $2.25-$2.45 per share, reflecting net income and adjusted net income of $696-$758 million. This outlook assumes the close of the PNM Resources transaction and its related financings occur at the end of 2021.

Non-U.S. GAAP adjusted earnings and adjusted earnings per share exclude mark-to-market adjustments in the Renewables segment, accelerated depreciation derived from repowering of wind farms, restructuring charges and COVID-19 impacts. For additional information, see “Use of Non-U.S. GAAP Financial Measures” and “Reconciliation of Non-U.S. GAAP Financial Measures” at the end of the release.

Webcast
AVANGRID will webcast an audio-only financial presentation in conjunction with releasing first quarter 2021 earnings tomorrow, Tuesday, May 4, 2021 beginning at 10:00 A.M. Eastern time. The listen-only webcast will feature a presentation from members of the executive team followed by a question and answer session. The webcast can be accessed through the Investor Relations’ section of AVANGRID’s website. A replay will be available for 90 days in the Investors section of the AVANGRID website.
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About AVANGRID: AVANGRID, Inc. (NYSE: AGR) aspires to be the leading sustainable energy company in the United States. Headquartered in Orange, CT with approximately $38 billion in assets and operations in 24 U.S. states, AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Avangrid Renewables owns and operates a portfolio of renewable energy generation facilities across the United States. AVANGRID employs approximately 7,000 people and has been recognized by Forbes and Just Capital as one of the 2021 JUST 100 companies - a list of America's best corporate citizens - and was ranked number one within the utility sector for its commitment to the environment and the communities it serves. The company supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2021 for the third consecutive year by the Ethisphere Institute. For more information, visit www.avangrid.com.
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Forward Looking Statements
Certain statements in this release may relate to our future business and financial performance and future events or developments involving us and our subsidiaries that are not purely historical and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “would,” “could,” “can,” “expect(s),” “believe(s),” “anticipate(s),” “intend(s),” “plan(s),” “estimate(s),” “project(s),” “assume(s),” “guide(s),” “target(s),” “forecast(s),” “are (is) confident that” and “seek(s)” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition of the business and other statements that are not historical facts. Such statements are based upon the current reasonable beliefs, expectations, and assumptions of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors are discussed and should be reviewed in our Form 10-K and other subsequent filings with the SEC. Specifically, forward-looking statements include, without limitation:

•    the future financial performance, anticipated liquidity and capital expenditures;
•    actions or inactions of local, state or federal regulatory agencies;
•    success in retaining or recruiting our officers, key employees or directors;
•    changes in amount, timing or ability to complete capital projects;
•    adverse developments in general market, business, economic, labor, regulatory and political conditions;
•    fluctuations in weather patterns and extreme weather events;
•    technological developments;
•    the impact of extraordinary external events, such as any cyber breaches or other incidents, grid disturbances, acts of war or terrorism, civil or social unrest, natural disasters, pandemic health events or other similar occurrences;
•    the impact of any change to applicable laws and regulations affecting operations, including those relating to the environment and climate change, taxes, price controls, regulatory approval and permitting;
•    our ability to close the proposed merger with PNM Resources, the anticipated timing and terms of the proposed merger, our ability to realize the anticipated benefits of the proposed merger and our ability to manage the risks of the proposed merger;
•    the COVID-19 pandemic, its impact on business and economic conditions and the pace of recovery from the pandemic;
•    the implementation of changes in accounting standards; and
•    other presently unknown unforeseen factors.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this report, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Other risk factors are detailed from time to time in our reports filed with the SEC, and we encourage you to consult such disclosures.

Use of Non-U.S. GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we consider adjusted net income and adjusted earnings per share as non-GAAP financial measures that are not prepared in accordance with GAAP. The non-GAAP financial measures we use are specific to AVANGRID and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries by eliminating the impact of certain non-cash charges. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We define adjusted net income as net income adjusted to exclude restructuring charges, mark-to-market earnings from changes in the fair value of derivative instruments used by AVANGRID to economically hedge market price fluctuations in related underlying physical transactions for the purchase and sale of electricity, accelerated depreciation derived from repowering of wind farms and the impact of the global coronavirus (COVID-19) pandemic. We believe adjusted net income is more useful in understanding and evaluating actual and projected financial performance and contribution of AVANGRID core lines of business and to more fully compare and explain our results.

The most directly comparable GAAP measure to adjusted net income is net income. We also define adjusted earnings per share, or adjusted EPS, as adjusted net income converted to an earnings per share amount.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, AVANGRID’s GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to AVANGRID, and should be considered only as a supplement to AVANGRID’s GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools.

Non-GAAP financial measures are not primary measurements of our performance under GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with GAAP.
Investors and others should note that AVANGRID routinely posts important information on its website and considers the Investor Relations section, www.avangrid.com/wps/portal/avangrid/Investors,a channel of distribution.

Avangrid, Inc.
Condensed Consolidated Statements of Income
(In Millions except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
($M)	2021	2020
Operating Revenues	$1,966	$1,789
Operating Expenses
Purchased power, natural gas and fuel used	501	475
Operations and maintenance	642	570
Depreciation and amortization	247	251
Taxes other than income taxes	170	166
Total Operating Expenses	1,560	1,462
Operating Income	406	327
Other Income and (Expense)
Other income	1	(3)
Earnings (losses) from equity method investments	1	(6)
Interest expense, net of capitalization	(73)	(76)
Income Before Income Tax	335	242
Income tax expense	14	12
Net Income	321	230
Net loss attributable to noncontrolling interests	13	10
Net Income Attributable to Avangrid, Inc.	$334	$240

Earnings per Common Share, Basic:	$1.08	$0.78
Earnings per Common Share, Diluted:	$1.08	$0.78
Weighted-average # of Common Shares Outstanding (M):
Basic	309.5	309.5
Diluted	309.7	309.6

Amounts may not add due to rounding

Reconciliation of Non-U.S. GAAP Financial Measures

Avangrid, Inc.
Reconciliation of Non-U.S. GAAP Adjusted Net Income (Loss) - $M
(Unaudited)

	Three Months Ended March 31,
	2021	2020	21 vs '20
Networks	$225	$197	$28
Renewables	108	52	57
Corporate*	1	(8)	9
GAAP Net Income	$334	$240	$94
Adjustments:
Restructuring charges	—	3	(3)
Mark-to-market earnings - Renewables	20	(18)	38
Accelerated depreciation from repowering	—	10	(10)
Impact of COVID-19	6	—	6
Income tax impact of adjustments**	(7)	2	(9)
Adjusted Net Income	$354	$236	$118

* Includes Corporate and other non-regulated entities as well as intersegment eliminations
** 2021: Income tax impact of adjustments: $(5.3)M from mark-to-market (MtM) earnings - Renewables, ($1.6)M from impact of COVID-19 - Networks.
** 2020: Income tax impact of adjustments: $4.7M from mark-to-market (MtM) earnings and $(2.5)M from accelerated depreciation - Renewables, $(0.6)M from restructuring charges - Networks, Renewables and Corporate.

Non-U.S. GAAP Adjusted Net Income (Loss) - $M

	Three Months Ended March 31,
	Adjusted 2021	Adjusted 2020	Adjusted '21 vs '20
Networks	$229	$198	$31
Renewables	123	46	77
Corporate*	2	(8)	10
Adjusted Net Income	$354	$236	$118

Avangrid, Inc.
Reconciliation of Non-U.S. GAAP Adjusted Earnings (Loss) Per Share (EPS)
(Unaudited)

	Three Months Ended March 31,
	2021	2020	21 vs '20
Networks	$0.73	$0.64	$0.09
Renewables	0.35	0.17	0.18
Corporate*	—	(0.03)	0.03
GAAP Earnings Per Share	$1.08	$0.78	$0.30
Adjustments:
Restructuring charges	—	0.01	(0.01)
Mark-to-market earnings - Renewables	0.07	(0.06)	0.12
Accelerated depreciation from repowering	—	0.03	(0.03)
Impact of COVID-19	0.02	—	0.02
Income tax impact of adjustments**	(0.02)	—	(0.03)
Adjusted Earnings Per Share	$1.14	$0.76	$0.38

Weighted-avg # of Shares (M):	309.5	309.5
Amounts may not add due to rounding
* Includes Corporate and other non-regulated entities as well as intersegment eliminations
** 2021: EPS Income tax impact of adjustments: ($0.02) from mark-to-market (MtM) earnings - Renewables.
** 2020: EPS Income tax impact of adjustments: $0.02 from mark-to-market (MtM) earnings and $(0.02) from accelerated depreciation - Renewables.

Non-U.S. GAAP Adjusted Earnings (Loss) Per Share

	Three Months Ended March 31,
	Adjusted 2021	Adjusted 2020	Adjusted '21 vs '20
Networks	$0.74	$0.64	$0.10
Renewables	0.40	0.15	0.25
Corporate*	0.01	(0.03)	0.03
Adjusted Earnings Per Share	$1.14	$0.76	$0.38
Weighted-avg # of Shares (M):	309.5	309.5
Amounts may not add due to rounding